EXHIBIT 99.1

News Release    News Release    News Release    News Release    News Release    News Release

Contacts:
Marina Norville, marina.h.norville@aexp.com, +1.212.640.2832
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS ANNOUNCES SETTLEMENTS WITH
BANK REGULATORS RELATED TO U.S. CARD PRACTICES

NEW YORK, October 1, 2012 – American Express Company today announced that it has reached settlements with several regulatory agencies to resolve previously disclosed reviews of certain aspects of the company’s U.S. consumer card practices.

Similar settlements were reached with several of the company’s subsidiaries, including American Express Centurion Bank; American Express Bank, FSB; and American Express Travel Related Services Company, Inc.  The settlements were signed with the Federal Deposit Insurance Corporation (FDIC), Consumer Financial Protection Bureau (CFPB), Board of Governors of the Federal Reserve System (FRB), Office of Comptroller of the Currency (OCC), and Utah Department of Financial Institutions (UDFI).

As described in their consent orders, the regulators cited violations including those relating to certain aspects of debt collection practices, credit card solicitations, late fee charges, the reporting of disputes to credit bureaus and new account approval processes.

American Express has developed remediation plans for each of the cited violations and agreed to pay fines totaling $27.5 million.  In accordance with the consent orders, the company, through its subsidiaries, will establish funds totaling $85 million for customer refunds. The majority of those refunds are related to debt collection practices and late fee charges.  Impacted customers will be notified as soon as possible.

American Express has cooperated fully with the FDIC, CFPB, FRB, OCC, and UDFI.   The company is strengthening its internal compliance processes and will continue to work closely with its regulators.

Reserves were established in previous quarters for a substantial portion of these fines and the estimated cardmember refunds.  Separately, the company is continuing its own internal reviews and is also cooperating with regulators in their ongoing regulatory examination of add-on products in accordance with an industry-wide review.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services:  charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card